UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2016

DOVER CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	1-4018 (Commission File Number)	53-0257888 (I.R.S. Employer Identification No.)

3005 Highland Parkway Downers Grove, Illinois (Address of Principal Executive Offices)		60515 (Zip Code)

(630) 541-1540

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

See the information set forth in Item 2.03, which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On September 16, 2016, Dover Corporation (the “Company”) entered into a $500 million unsecured term loan facility with a syndicate of thirteen (13) banks (the “Lenders”), pursuant to a Credit Agreement dated as of September 16, 2016 among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Term Loan Agreement”).

The Term Loan Agreement is intended to be used to fund a portion of the funds required for the Company’s acquisition of Wayne Fueling Systems, Ltd., an exempted company incorporated in the Cayman Islands (“Wayne Fueling”), or to refinance other indebtedness incurred for such acquisition. The term loans will mature on the one year anniversary of the drawing of the term loans (the “Maturity Date”).

The Lenders’ commitments to make the term loans under the Term Loan Agreement will terminate on the earlier of (i) the drawing of the term loans, (ii) the tenth business day after the closing of the acquisition of Wayne Fueling and (iii) December 31, 2016. The Company may terminate the Lenders’ commitments under the Term Loan Agreement and the Company may ratably reduce the commitments from time to time. Any such termination or reduction of the commitments will be permanent. However, upon the occurrence and during the continuance of any event of default set forth in the Term Loan Agreement, as described further below, the Lenders may terminate the commitments, or after the funding of the term loans, accelerate and declare all or a portion of the Company’s obligations thereunder immediately due and payable.

The Company may elect to have the term loans under the Term Loan Agreement bear interest as follows: (a) any term loan comprising a LIBOR borrowing shall bear interest at the interest rate per annum equal to the product of the LIBO rate for US dollars for such interest period multiplied by the Statutory Reserve Rate (as defined in the Term Loan Agreement), plus an applicable margin ranging from 0.75% to 1.00%, based on the rating accorded the Company’s senior unsecured debt by S&P and Moody’s (the “Applicable Rate”); and (b) any loan comprising an ABR borrowing shall bear interest at the Alternate Base Rate (as defined in the Term Loan Agreement) plus the Applicable Rate. In addition, the Company will pay a facility fee with a rate at 0.070% per annum (based on the rating accorded the Company’s senior unsecured debt by S&P and Moody’s) on the total amount of the commitments until the drawing of the term loans or until other termination of the commitments.

Interest on any term loan under the Term Loan Agreement that accrues at the Applicable Rate will be due and payable on the last day of the applicable interest period (the period commencing on the date the term loan is made and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect) or, if an interest period is in excess of three months, each day prior to the last day of such interest period that occurs at intervals of three months’ duration after the first day thereof. Interest on any term loans that accrues at the Alternate Base Rate will be due and payable on the last day of the applicable fiscal quarter. The principal balance of term loans and any accrued and unpaid interest will be due and payable in full on the Maturity Date or, if earlier, the date on which all of the Lenders’ commitments are terminated, as described herein.

The Term Loan Agreement contains customary restrictive covenants, including usual and customary limitations on the ability of the Company to grant liens upon its assets and a prohibition on certain consolidations, mergers and sales and transfers of assets by the Company. In addition, so long as any amounts remain outstanding or unpaid under the facility, the Company must maintain a minimum interest coverage ratio of EBITDA to consolidated net interest expense of not less than 3.00:1.00. The Term Loan Agreement includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the Term Loan Agreement may be accelerated and/or the Lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, the Lenders’ commitments will automatically terminate, and after the funding of the term loans, all amounts payable under the Term Loan Agreement will automatically become immediately due and payable.

The Company has customary corporate and commercial banking relationships with the Lenders and the Administrative Agent.

The foregoing summary of the terms of the Term Loan Agreement is only a brief description of certain terms therein and does not purport to be a complete description of the rights and obligations of the parties thereunder. A copy of the Term Loan Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibits

The following exhibit is filed as part of this report.

Exhibit	Description

10.1	Credit Agreement dated as of September 16, 2016 among Dover Corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2016	DOVER CORPORATION
(Registrant)

	By:	/s/ Ivonne M. Cabrera
Ivonne M. Cabrera, Senior Vice President,
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of September 16, 2016 among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent